Exhibit 99.1

GSI Technology Acquires SRAM Product Line
from Sony Electronics

Acquisition Strengthens GSI’s Position as a Leading Supplier
of High Performance SRAM Products

Santa Clara, Calif. — August 28, 2009 — GSI Technology, Inc. (Nasdaq: GSIT), a leading provider of high-performance static random access memory, or SRAM, products incorporated primarily in networking and telecommunications equipment, today announced that it has signed and closed definitive agreements with Sony Electronics Inc. under which GSI acquired substantially all of the assets related to Sony’s SRAM product line.  At closing, GSI paid Sony approximately $5.2 million in cash.  GSI will make a further cash payment to Sony of approximately $1.7 million following a post-closing adjustment to reflect actual product inventory on hand at closing.  GSI will also make future cash payments based on the sale of certain acquired SRAM products over an eight quarter period. The acquisition will be accounted for under the purchase method of accounting.

The acquisition will not have a significant impact on GSI’s total revenues or, except for adjustments required by purchase accounting rules, on its operating results for the second fiscal quarter ending September 30, 2009.  Based on historical sales data and current sales projections, GSI believes that the new product line will generate additional revenues of approximately $1 million in the third quarter ending December 31, 2009 and expects that the new product line should generate quarterly revenues of approximately $2 million by the quarter ending September 30, 2010. GSI also expects that, after a transition period of one to two quarters, gross profit margins comparable to GSI’s overall gross margins will be achieved.

“The acquisition of Sony’s portfolio of advanced SRAM products is an excellent strategic fit for GSI and strengthens our position as a leading supplier of high performance SRAM products,” said Lee-Lean Shu, Chairman and Chief Executive Officer.  “The acquisition further extends our broad SRAM product portfolio and provides us with additional scale to support our ongoing investment in research and development.”

About GSI Technology

Founded in 1995, GSI Technology, Inc. is a leading provider of high-performance static random access memory, or SRAM, products incorporated primarily in networking and telecommunications equipment. Headquartered in Santa Clara, California, GSI Technology is ISO 9001 certified and has worldwide factory and sales locations.  For more information, please visit www.gsitechnology.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended.  All forward-looking statements included in this press release are based upon information available to GSI Technology as of the date hereof, and GSI Technology assumes no obligation to update any such forward-looking statements. Forward-looking statements involve a variety of risks and uncertainties, which could cause actual results to differ materially from those projected.  These risks include those associated with potential difficulties that may be encountered in integrating the acquired product line and realizing the potential benefits of the acquisition; potential volatility in future earnings as a result of purchase accounting adjustments; fluctuations in GSI Technology’s operating results; GSI Technology’s historical dependence on sales to a limited number of customers and fluctuations in the mix of customers and products in any period; the rapidly evolving markets for GSI Technology’s products and uncertainty regarding the development of these markets; the need to develop and introduce new products to offset the historical decline in the average unit selling price of GSI Technology’s products; the cyclical nature of the semiconductor industry and the SRAM market and related challenges of rapid growth followed by periods of contraction; and intensive competition.  Further information regarding these and other risks relating to GSI Technology’s business is contained in the company’s filings with the Securities and Exchange Commission, including those factors discussed under the caption “Risk Factors” in such filings.

Contacts:
Douglas M. Schirle	Philip Bourdillon/Gene Heller
Chief Financial Officer	Silverman Heller Associates
408-980-8388	310-208-2550

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